                            ASSET PURCHASE AGREEMENT

                                     AMONG

                        MARCUS CABLE OF SAN ANGELO, L.P.
                                      AND
                       TELESERVICE CORPORATION OF AMERICA




                                 March 24, 1995
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                               TABLE OF CONTENTS

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ARTICLE I - Purchase and Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Assets Subject to Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II - Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.1     Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2     Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III - Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.2     Adjustments to Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.3     Final Adjustment Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.4     Pre-Closing Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.5     Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.6     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE IV - Representations and Warranties of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.1     Due Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.3     No Breach of Statute or Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.4     Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.5     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.6     Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.7     Claims, Litigation and Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.8     Service Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.9     Cable Plant and Subscribers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.10    Assumed Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.11    Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.12    Taxes, Fees and Utilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.13    Franchises, Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.14    FCC and Franchise Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.15    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.16    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.17    Changes in Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.18    Brokerage Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.19    Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.20    Franchise and Pole Attachment Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.21    Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.22    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

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ARTICLE V - Representations and Warranties of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.1     Due Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.3     No Breach of Statute or Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.4     Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.5     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.6     Claims, Litigation and Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.7     Brokerage Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.8     Buyer's Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE VI - Seller's Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.1     Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.2     Conduct of Business Pending Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.3     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.4     Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.5     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.6     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.7     Reasonable Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.8     Title Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.9     Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.10    Audited Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VII - Covenants of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.1     Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.2     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.3     Discharge of Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.5     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.6     Reasonable Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.7     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.8     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VIII - Conditions to Seller's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.1     Buyer's Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.2     Buyer's Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.4     Buyer's Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE IX - Conditions to Buyer's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.1     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.2     Seller's Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         9.3     Seller's Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

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         9.4     Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         9.5     Seller's Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE X - Closing and Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.1    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.2    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE XI - Seller's Deliveries at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.1    Instruments of Conveyance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.2    Bring Down Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.3    Secretary's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         11.4    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         11.5    Opinion of FCC Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         11.6    Approvals and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE XII - Buyer's Deliveries at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         12.1    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         12.2    Assignment and Assumption Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         12.3    Bring Down Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         12.4    Secretary's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         12.5    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE XIII - Retained Franchises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         13.1    Retained Franchises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE XIV - Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         14.1    Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         14.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         14.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         14.4    Defense of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         14.5    Tax Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE XV - Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         15.1    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         15.2    Governing Law; Forum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         15.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         15.4    Non-Competition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         15.5    Definition of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         15.6    Headings, Gender, Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.7    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.8    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.9    Modifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

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         15.10   Assignment and Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.11   Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
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INDEX OF SCHEDULES

         Schedule 1.2      -   Cash and Cash Equivalents
         Schedule 3.6      -   Allocation of Purchase Price
         Schedule 4.4      -   Consents
         Schedule 4.6      -   Liens and Other Encumbrances
         Schedule 4.7      -   Claims, Litigation and Disputes
         Schedule 4.8      -   Service Rates
         Schedule 4.9      -   Cable Plant and Subscribers
         Schedule 4.10     -   Assumed Contracts
         Schedule 4.11     -   Compliance with Laws
         Schedule 4.13     -   Franchises and FCC Licenses
         Schedule 4.14     -   FCC and Franchise Reports
         Schedule 4.15     -   Employment Matters

INDEX OF EXHIBITS

         Exhibit A         -   Pre-Closing Escrow Agreement
         Exhibit B         -   Opinion of Baker & Botts, L.L.P.
         Exhibit C         -   Opinion of Dow, Lohnes & Albertson
         Exhibit D         -   Opinion of Jackson & Walker, L.L.P.
         Exhibit E         -   Retained Franchises Escrow Agreement
         Exhibit F         -   Retained Franchises Management Agreement
         Exhibit G         -   Elements of a Signal Agreement
         Exhibit H         -   Non-Competition Agreement

                            ASSET PURCHASE AGREEMENT

                 This Asset Purchase Agreement is made and entered into this 24th day of March, 1995 by and between Marcus Cable of San Angelo, L.P., a Delaware limited partnership ("Seller"), and Teleservice Corporation of America, a Texas corporation ("Buyer").


                                   BACKGROUND

                 Seller is engaged in the business of operating a cable television system (the "System") in the following Texas locations: City of San Angelo, Goodfellow Air Force Training Center, Andrews County, Ballinger County, Miles County and Winters County. Seller desires to sell, and Buyer desires to buy, Seller's operating assets on the terms herein set forth.

                 NOW THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I
                          Purchase and Sale of Assets

                 1.1 Assets Subject to Agreement. Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, all of Seller's right, title and interest in the following assets (the "Assets") as the same shall exist on the Closing Date (as defined below); provided that the Assets shall not include any of the assets described in Section 1.2:

                          (a) Accounts Receivable. All of Seller's accounts receivable as of the Closing Date;

                          (b) Inventory. All of Seller's operating inventory, supplies and other inventories of every kind and nature;

                          (c) Real Estate. The owned and leased real estate, including the land, buildings and other improvements thereon, described in Schedule 4.6 hereto (the "Real Estate").

                          (d) Equipment. All equipment and other personal property of Seller that is an integral part of the System (the "Equipment"), including: headend equipment, including towers and origination, transmission and electronic equipment; distribution equipment, including trunk, distribution and drop lines, amplifiers, power supplies, conduit, vaults, pedestals, grounding and pole hardware; subscriber devices, including converters, encoders, behind television transformers and taps; installer and technician equipment, including vehicles, tools and test equipment; and cable data terminals and modems;

                          (e) Permits and Licenses. Seller's cable television franchises (the "Franchises"); Federal Communications Commission ("FCC") permits, licenses and authorizations (the "FCC Licenses"), all as set forth on Schedule 4.13 hereto; state and county highway crossing permits; and railroad crossing permits;

                          (f) Assumed Contracts. Seller's real estate leases (the "Real Estate Leases"), Seller's equipment leases (the "Equipment Leases"), Seller's pole attachment agreements (the "Pole Attachment Agreements") and certain other contracts (the "Other Contracts") all as set forth on Schedule 4.10 hereto, Seller's agreements with Customers (as defined in Section 9.1 hereof) for cable television service as of the Closing Date (the "Customer Agreements") and Seller's unfilled service orders. The Franchises, FCC Licenses, Real Estate Leases, Equipment Leases, Pole Attachment Agreements, Other Contracts, Subscriber Agreements and unfilled service orders are referred to herein as the "Assumed Contracts;" and

                          (g) Intangible Property. Seller's Customer lists and Customer records; construction and engineering maps and data, schematics and blueprints; books and financial records pertaining to the operation of the System; correspondence and documents pertaining to Customers, governmental authorities and other third parties relevant to the System's ongoing relationships with Customers, governmental authorities and other third parties; and prepaid expenses to the extent such prepaid expenses result in an adjustment to the Purchase Price (as defined below) under Section 3.3 hereof.

                 1.2 Excluded Assets. Notwithstanding anything contained in Section 1.1 hereof to the contrary, the Assets will not include any of the following assets:

                          (a) Cash. Cash, certificates of deposit, bank or savings and loan accounts, U.S. government securities, any other marketable securities of any kind or nature or notes receivable, including without limitation, the marketable securities identified on Schedule 1.2 hereto.

                          (b) Claims. Claims of Seller against third parties, other than customer accounts receivable;

                          (c) Programming Contracts. Programming contracts used by Seller in the System other than those listed on Schedule 1.2 hereto.

                          (d) Bonds of Insurance. Bonds and insurance policies furnished by Seller pursuant to any Franchise, Pole Attachment Agreement or other authorization or agreement;

                          (e) Nonexclusive Use. Assets of Seller not solely used or reserved solely for use in Seller's ownership or operation of the System;

                          (f)     Name.  The "Marcus" name.

                          (g) Software. Traffic and billing software; provided, however, that for a period of up to 180 days after the Closing Date, Buyer shall have the nonexclusive right to use such software, without charge, in connection with its operation of the System.

                          (h)     Other.  All other items described in Schedule
         1.2 hereto.


                                   ARTICLE II
                           Assumption of Liabilities

                 2.1 Assumption of Liabilities. Buyer shall assume, pay, perform and discharge, and forever indemnify and hold Seller and all of Seller's officers, directors, shareholders and partners harmless against and from the following liabilities and obligations of Seller (the "Assumed Liabilities"); provided that the Assumed Liabilities shall not include any of the liabilities described in Section 2.2 hereof:

                          (a)     Assumed Contracts.  All of Seller's
         liabilities and obligations under the Assumed Contracts to be satisfied or performed on or after the Closing Date.

                          (b) Current and Accrued Liabilities. All of Seller's accounts payable remaining unpaid on the Closing Date and accrued current liabilities as of the Closing Date to the extent such accounts payable and accrued current liabilities result in an adjustment to the Purchase Price under Section 3.2 hereof.

                          (c) Operating Liabilities. All liabilities, obligations, costs and expenses with respect to claims arising in any way with respect to the operation of the System on or after the Closing Date, including, without limitation, any and all franchise fees; pole attachment rentals; copyright fees; rate refunds; federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and penalties, additions to tax, or additional amounts with respect thereto ("Tax" or "Taxes"); or tort claims arising out of or attributable to the conduct of the System on or after the Closing Date.

                 2.2 Excluded Liabilities. Notwithstanding anything contained in Section 2.1 hereof to the contrary, Buyer shall not assume and shall not be obligated to pay, perform or discharge any of Seller's following liabilities:

                          (a) Operating Liabilities. Except to the extent specifically assumed by Buyer under paragraph 2.1(b) hereto, any liabilities, obligations, costs and expenses with respect to claims arising in any way with respect to the operation of the System prior to the Closing Date, including without limitation any and all franchise fees; pole attachment rentals; copyright fees; rate refunds; Tax or Taxes; or tort claims arising out of the conduct of the System before the Closing Date.

                          (b) Taxes. Any of Seller's liabilities and obligations for any federal, state or local income taxes resulting from the sale of the Assets hereunder.


                                  ARTICLE III
                                 Purchase Price

                 3.1 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be Sixty Five Million Five Hundred Thousand Dollars ($65,500,000), subject to the adjustments set forth in Section 3.2 hereof.

                 3.2 Adjustments to Purchase Price. The Purchase Price shall be increased for accounts receivable and prepaid expenses, and shall be reduced for accrued expenses and prepaid income as follows, all as determined in accordance with generally accepted accounting principles ("GAAP"), to reflect the principle that, except as qualified in this Section, all income and expenses attributable to the System for the period before the Closing Date are for the account of Seller, and all income and expenses attributable to the System for the period on or after the Closing Date are for the account of Buyer. In order to facilitate the Closing, Seller shall prepare and deliver to Buyer, at least three business days prior to the Closing Date, a statement (the "Estimate Statement") showing the amount reasonably estimated by Seller, in good faith, to be the net amount, if any, of the Purchase Price adjustments (the "Estimated Adjustment Amount") provided for in this Section. Prior to the Closing, Seller shall provide Buyer with copies of or reasonable access to all books and records as Buyer may reasonably request for purposes of verifying the adjustments set forth in the Estimate Statement. The Purchase Price paid by Buyer at Closing shall be based on the Estimated Adjustment Amount set forth in the Estimate Statement and shall be adjusted post-Closing, if necessary, pursuant to Section 3.3 hereof.

                          (a) Accounts Receivable. The Purchase Price shall be increased by an amount equal to the sum of the Customer Receivables (as hereinafter defined) and the Advertising Receivables (as hereinafter defined) on Seller's books as of the Closing Date. "Customer Receivables" means the aggregate accounts receivable due from Customers which will have been outstanding less than 61 days from the date billed as of the Closing Date. "Advertising Receivables" means the aggregate accounts receivable due from advertisers which will have been outstanding less than 91 days from the date billed as of the Closing Date.

                          (b) Prepaid Revenues. The Purchase Price shall be reduced by an amount equal to all prepaid revenues for the System as of the Closing Date.

                          (c) Expenses. The following expenses shall be prorated as of the Closing Date in favor of Seller or Buyer, as the case may be: all franchise, copyright and pole attachment fees and other rentals and charges payable under any of the Assumed Contracts; all real and personal property taxes and assessments levied and assessed against any of the Assets; sales and use taxes payable in respect of sales at retail to Customers served by the System; and charges for utilities (including but not limited to electricity, fuel, water, sanitation and garbage disposal). Payroll expenses, including accrued wages and vacation and sick pay for Seller's employees shall be paid by Seller to the day of Closing and shall not be prorated.

                          (d) Deposits. The Purchase Price shall be increased by the amount of any monies relating to the System that are on deposit with third parties as security for Seller's performance of the Assumed Contracts as of the Closing Date. The Purchase Price shall be decreased by the amount of any monies held by Seller as customer deposits, liability for which is assumed by Buyer.

                 3.3      Final Adjustment Amount.

                                  (a)      Within 45 days after the Closing
         Date, Seller shall prepare and deliver to Buyer a statement (the "Final Statement"), setting forth Seller's good faith determination of the actual adjustment to the Purchase Price (the "Final Adjustment Amount"). During the 15-day period following delivery of the Final Statement to Buyer, Seller shall provide Buyer with access during normal business hours to any books, records, working papers or other information reasonably necessary or useful in the review of the Final Statement and the calculation of the Final Adjustment Amount to enable Buyer to verify the accuracy of the Final Statement. The Final Statement shall become final and binding upon all parties hereto on the sixteenth day following delivery thereof (without counting such day of delivery) to Buyer unless the Buyer gives written notice of disagreement with the Final Statement (a "Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and relate solely to the review of the Final Statement and the calculation of the Final Adjustment Amount.

                          (b) If a Notice of Disagreement is given by Buyer in a timely manner, then the Final Statement shall become final and binding upon all parties hereto on the earlier of (x) the date Seller and Buyer resolve in writing any differences they may have with respect to all matters specified in the Notice of Disagreement and (y) the date all disputed matters are finally resolved in writing by the Arbitrator (as hereinafter defined). During the 15-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement and each shall provide the other with reasonable access to any books, records, working papers or other information reasonably necessary or useful in the preparation or calculation of (i) the Final Adjustment Amount,
         (ii) the Final Statement, (iii) any Notice of Disagreement or (iv) otherwise with respect to any thereof. At the end of such 15-day period if there has been no resolution of the matters specified in the Notice of Disagreement, Seller and Buyer shall submit to an arbitrator (the "Arbitrator") for review and resolution any and all matters arising under this Section which remain in dispute. The Arbitrator shall be KPMG Peat Marwick, Dallas, Texas or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Seller and Buyer. The Arbitrator shall render a decision resolving the matters submitted to the Arbitrator within 30 days following submission thereto (or as soon thereafter as reasonably practicable). The fees and expenses of the Arbitrator pursuant to this Agreement shall be borne by the party identified by the Arbitrator as the unsuccessful party.

                          (c) Within five business days after the Final Statement becomes final and binding upon the parties, Seller or Buyer, as the case may be, shall pay the difference between the Estimated Adjustment Amount and the Final Adjustment Amount. All payments pursuant to this Section 3.3 shall be by wire transfer of immediately available funds to an account designated by the recipient at least two business days prior to the date of payment.

                 3.4 Pre-Closing Escrow. Upon the execution hereof, Buyer shall pay Three Million Dollars ($3,000,000) (the "Pre-Closing Escrow Amount") to NationsBank Texas, N.A. (the "Pre-Closing Escrow Agent"), and the Pre-Closing Escrow Agent shall hold the Pre-Closing Escrow Amount under the terms of an escrow agreement in the form of Exhibit A hereto (the "Pre-Closing Escrow Agreement"). Under the terms of the Pre-Closing Escrow Agreement, the Pre-Closing Escrow Agent shall pay the Pre-Closing Escrow Amount to Seller and such amount shall be credited towards the Purchase Price or, if the Agreement shall be terminated, to Seller, unless the Agreement is terminated by Buyer under Section 10.2(a), 10.2(c), 10.2(d) or 10.2(e) hereof, in which case the Pre-Closing Escrow Agent shall pay the Pre-Closing Escrow Amount to Buyer. All interest earned on the Pre-Closing Escrow Amount belongs, and shall be distributed, to Buyer.

                 3.5 Transfer Taxes. Any sales, use, transfer, recording or other similar taxes due as a result of the transactions provided for herein shall be paid by Buyer.

                 3.6 Allocation of Purchase Price. For federal income and other applicable tax purposes, the Purchase Price shall be allocated among the Assets as set forth in Schedule 3.6, such allocation to be made as provided in
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Buyer and Seller shall each file Form 8594 (Asset Acquisition Statement Under
Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with the allocation in Schedule 3.6. Schedule 3.6 also reflects the aggregate fair market values for each of Class I assets, Class II assets and Class III assets, as such terms are defined in regulations promulgated pursuant to Section 1060 of the Code. Buyer and Seller shall file on a timely basis any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Purchase Price. Buyer and Seller shall not take any position on their respective federal income or other applicable tax returns that is inconsistent with the allocation of the Purchase Price as agreed to in Schedule 3.6 or as adjusted as a result of a subsequent increase or decrease in the Purchase Price. Buyer and Seller shall each indemnify, defend and hold harmless the other party from and against any and all claims, losses, liabilities, damages, cost and expenses that may be incurred as a result of the failure to file Form 8594, the failure to file such Form 8594 on a timely basis or the failure to file its tax returns in the manner required by this Section 3.6. In the event Schedule 3.6 is not available in final form on the Closing Date, Buyer and Seller shall cooperate in its completion after the Closing Date and shall agree on the allocation of the Purchase Price (subject to adjustments to reflect adjustments to the Purchase Price) no later than the 30th day after the Closing Date, or (ii) in the absence of such agreement, shall, on or before such 30th day, select by mutual agreement, a qualified appraiser, the fees of which will be split equally by Buyer and Seller, and such appraiser shall make the allocation of Purchase Price contemplated by this Section 3.6 and reflect such allocation on
Schedule 3.6.


                                   ARTICLE IV
                    Representations and Warranties of Seller

                 Seller represents and warrants to Buyer as follows:

                 4.1 Due Incorporation. Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has the partnership power and authority to conduct its business as heretofore conducted and to own or hold under lease its properties and assets. Seller is duly qualified and in good standing in the State of Texas and in every jurisdiction where the character of the properties owned or leased by, or the nature of the business conducted by, Seller makes qualification to do business as a foreign entity necessary, except such jurisdictions where a failure to so qualify could not reasonably be expected to have a material adverse effect upon Seller, its properties or business.

                 4.2 Authorization. Seller has full partnership power to execute and deliver this Agreement and to perform hereunder, and the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby have been duly authorized by all requisite partnership action. No other or further partnership action by Seller or its partners is required in connection herewith.

                 4.3 No Breach of Statute or Contract. Subject to the receipt of the approvals described on Schedule 4.4 hereto, neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, on the part of Seller will (a) cause Seller to breach any statute, ordinance or regulation of any governmental authority, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which it may be bound, or constitute a default thereunder or (c) other than any liability for any income taxes which may be payable by Seller or its partners as a result of the consummation of the transactions contemplated hereby, result in the creation of any material lien, charge or encumbrance of any nature whatsoever, or give to others any interest or rights, including rights of termination or cancellation, in or with respect to any of Seller's properties or assets, which breach, conflict, default or creation would have a material adverse effect on the financial condition or business operations of the System.

                 4.4 Third Party Consents. Each person whose consent to the execution, delivery or performance of this Agreement by Seller is legally or contractually required is identified on Schedule 4.4 hereto, to the extent that the failure to obtain such consent would have a material adverse effect on the financial condition or business operations of the System or the ability of Seller to consummate the transactions contemplated hereunder.

                 4.5 Enforceability. This Agreement has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally or by the application of general principles of equity.

                 4.6 Assets. Schedule 4.6 contains descriptions of all material items of tangible personal property included in the Assets. The Assets are in good working condition. The Assets include all of the rights and properties reasonably necessary to operate the System as currently operated and to provide cable television service to the System's Customers. Seller has good and marketable title, free and clear of any mortgage, lien, restriction, encumbrance or adverse claim to all of the Assets, except for (a) liens for general taxes and assessments for the year of Closing and subsequent years; (b) minor encumbrances which do not materially affect the transferability, present use or value thereof; (c) mortgages, judgments and other liens to be satisfied at or before Closing; (d) the liens and exceptions listed on Schedule 4.6 hereto; and (e), in the case of the Real Estate and real estate covered by the Real Estate Leases, (i) the Real Estate Leases, (ii) municipal and zoning ordinances, (iii) such legal highways as do not interfere with the present use of the property, (iv) standard title insurance exceptions and (v) recorded easements for public utilities, recorded building and use restrictions and covenants, and other minor encumbrances, provided none of the foregoing materially interfere with the present use of the property subject thereto. Except as disclosed on Schedule 4.6 hereto, Seller is the sole and exclusive owner of the Assets (other than leased Assets) and does not use any of the Assets (other than leased Assets) by the consent of any other person. The Real Estate and the real estate subject to the Real Estate Leases conforms in all material respects with applicable covenants in all building, zoning, environmental, land use and other laws, ordinances, codes, orders and regulations which affect the Real Estate and/or the real estate subject to the Real Estate Leases. All necessary occupancy and other certificates and permits for the present lawful use and occupancy of the Real Estate and the real estate subject to the Real Estate Leases, and the Equipment thereon, have been issued to Seller, except where the failure to obtain such certificates and permits would not have a material adverse effect on the financial condition or business operations of the System. All notices or orders to correct violations of law, ordinances, codes, orders or regulations issued by any state, county, municipal or a local department having jurisdiction against or affecting any of the Real Estate during Seller's occupancy or use thereof have been complied with by Seller. All such Real Estate is accessible from public roads and has all utilities and other services necessary to the conduct of the System. There does not exist any standing order, decree, injunction, judgment or writ of any court which affects, concerns or attaches to the Assets, which standing order, decree, injunction, judgment or writ would have a material adverse effect on the financial condition or business operations of the System. No legal or administrative action has been threatened or, to Seller's knowledge, is pending which could ripen into a judgment or give rise to any such order, decree, injunction or is writ affecting the Assets in any material respect. All items of cable plant and headend equipment included in the Assets (a) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (b) will permit the System to operate in all material respects in accordance with the terms of the Franchises.

                 4.7 Claims, Litigation and Disputes. Except as disclosed in Schedule 4.7 hereto, and except for actions, formal proceedings or official investigations affecting the cable television industry in general, there is no claim or litigation or formal investigative proceeding or rate proceeding pending or, to Seller's knowledge, threatened in writing (a) against Seller to compel Seller to make any change in the character or location of any of the Assets or (b) which would materially affect (i) Seller's ability to perform hereunder, (ii) the Assets, (iii) the rights granted under the Assumed Contracts, (iv) the financial condition or business operations of the System or
(v) the ownership, use, maintenance or operation of the Assets and the System by Buyer. There is no strike or unresolved labor dispute affecting any of Seller's employees.

                 4.8 Service Rates. Schedule 4.8 hereto sets forth Seller's rates, for broadcast basic, satellite showcase, economy showcase, average basic bulk, additional outlets, basic converters, basic converters - remote capable, addressable converters, basic remote control, addressable remote control and installation and collection fees for each of the communities served by the System. Seller has used reasonable good faith efforts to ensure that these rates would be allowable under the rules and regulations promulgated by the FCC under The Cable Television Consumer Protection and Competition Act of 1992, as amended (the "1992 Cable Act"), regardless of whether the rates in a particular jurisdiction are currently subject to active regulation.

                 4.9 Cable Plant and Subscribers. Schedule 4.9 hereto sets forth in all material respects accurate information as of the date hereof with respect to (a) the number of Seller's Customers and (b)(i) the number of homes passed, (ii) fully completed miles of plant, aerial and underground and
(iii) total homes in service areas.  All of the distribution plant described in
Schedule 4.9 hereto is fully served by existing headends.

                 4.10 Assumed Contracts. The Assumed Contracts, together with Seller's state and county highway crossing permits and Seller's railroad crossing permits, together with Seller's signal carriage agreements and together with any easements created under the Cable

Communications Policy Act of 1984, include all agreements necessary for the operation of the System. Except as disclosed in Schedule 4.10 hereto, all of the Assumed Contracts necessary for the operation of the System are in good standing, valid and effective as to Seller, and there has been no material breach, violation or default or notice or claim of material breach, violation or default by any party thereto known to Seller, and Seller is not aware of any event which has occurred that with notice or lapse of time or both could constitute a material breach, violation or default by any party thereto.
Except as described in Schedule 4.10, Seller has delivered to Buyer true and complete copies of the Assumed Contracts.

                 4.11     Compliance With Laws.  Except as disclosed on
Schedule 4.11, the System is in compliance with all federal, state and local laws, rules and regulations applicable to the System, the applicable rules and regulations of the FCC, including, but not limited to, signal carriage rules governing must carry retransmission consent and program exclusivity, the applicable rules and regulations of the licensing division of the United States Copyright Office and the applicable rules and regulations of the Federal Aviation Administration with respect to air navigation hazards, except where the failure to be in compliance would not reasonably be likely to have a material adverse effect on the financial condition or business operations of the System. To Seller's knowledge, no claims or investigations alleging any violation by Seller of any such material laws, rules and regulations have at any time been made or settled. At Closing, the Seller will have owned the System for more than 36 months, and the sale to Seller will not violate the 1992 Cable Act's anti-trafficking provision.

                 4.12     Taxes, Fees and Utilities.

                          (a) Filing of Tax Returns. Seller has duly and timely filed with the appropriate governmental agencies all income, excise, corporate, franchise, property, ad valorem, sales, use, transfer, employment, stamp, occupation, windfall profits, payroll, withholding and other tax returns (including information returns) and reports that have become due on or before the Closing Date, including all schedules or attachments thereto required by the United States or any state or any political subdivision thereof or any foreign jurisdiction to be filed by the Seller in connection with any Tax ("Tax Returns"). All such Tax Returns are complete and accurate and properly reflect the Taxes of the Seller for the periods covered thereby. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return or within which to pay any Tax reflected on any such Tax Return.

                          (b) Payment of Taxes. Seller has paid or accrued all Taxes that have become due with respect to any Tax Returns that it has filed and any assessments of which it is aware. Seller, if any, is not delinquent in the payment of any Tax. The reserves for Taxes made by Seller, if any, are adequate to cover the Tax liabilities of Seller as of the date thereof and nothing has occurred subsequently to make any such reserves inadequate.

                          (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. No Tax deficiency or delinquency has been asserted against Seller. To Seller's knowledge, there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of Seller that could be asserted by any taxing authority. There is no taxing authority audit of Seller in progress, or, to Seller's knowledge, pending or threatened, and unpaid taxes resulting from any completed audits are properly reflected in the Financial Statements. There are no pending claims for refunds of Taxes filed by Seller.

                          (d) No Extension of Limitation or Assessment Period. Seller has not granted an extension to any taxing authority of the limitation period during which any Tax liability may be assessed or collected or agreed to any extension of time with respect to a Tax assessment or deficiency.

                          (e) Tax Liens. There are no liens for Taxes upon any assets of Seller other than liens for unpaid Taxes not yet due.

                          (f) All Withholding Requirements Satisfied. All monies required to be withheld by Seller and paid to governmental agencies for all Taxes (including any amounts required to be withheld pursuant to Sections 1441-1446 of the Internal Revenue Code of 1986, as amended ("Code")) have been (i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose or (ii) properly reflected in the Financial Statements.

                          (g) Foreign Person. Seller is not a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                          (h) Safe Harbor Lease. None of the Assets constitute property that Buyer, or any affiliate of Buyer, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                          (i) Tax Exempt Entity. None of the Assets are or will be subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                          (j) Closing Agreements. The Seller has not executed, become subject to or entered into any closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other law.

                          (k) Other Tax Matters. Seller does not own any interest in any entity that is classified as a partnership under the Code.

                          (l) Fees and Utilities. Seller has paid in full any and all license fees, copyright fees, franchise fees, business permit costs, pole attachment fees, unemployment and worker's compensation insurance contributions and utility bills required to be paid as of the date hereof.

                          (m) State Unemployment Taxes. In respect of its most recently completed reporting period, Seller has paid state unemployment taxes to the State of Texas at the rate of .35 percent of the wages paid by Seller during such period that are subject to such tax. Seller does not know of any proposed increase, or facts that would lead to an increase, in the rate of such state unemployment tax in the future other than (i) matters of public record that are generally known by person's engaged in similar or related businesses to that of Seller or to their professional advisors and (ii) changes, if any, that result from the purchase of the System by Buyer or its continued operation by Buyer.

                 4.13 Franchises, Licenses and Permits. Schedule 4.13 contains a true and complete list of all Franchises and FCC Licenses needed to operate the System. Except as described in Schedule 4.13, Seller has delivered to Buyer true and complete copies of all Franchises and FCC Licenses listed on
Schedule 4.13. Except as contained in the Franchises, the Franchises are subject to no conditions or restrictions other than such as may exist by virtue of acts of Congress, the rules and regulations of federal regulatory agencies or laws and rules adopted by the various local governing authorities of the State of Texas. Except as set forth in Schedule 4.13, Seller has filed with the appropriate franchising authorities all appropriate requests for renewal under the Communications Act of 1934, as amended, within 30 to 36 months prior to the expiration of each of the Franchises, with respect to material Franchises. Other than orders, actions, proceedings or investigations generally applicable to the cable television industry in the United States or in the State of Texas, there are no formal proceedings pending which would materially and adversely affect the validity of the Franchises or the terms and provisions thereof. Except as disclosed in Schedule 4.13 hereto, the System is currently in compliance in all material respects with all of the Franchises.
Schedule 4.13 hereto also contains a true and complete list of all current licenses, authorizations, permits and orders issued by the FCC to Seller and which are required by the FCC for the current operation of the System in accordance with FCC rules and regulations (the "FCC Licenses"). Except as contained in the FCC Licenses, the FCC Licenses are subject to no conditions or restrictions other than such as may exist by virtue of acts of Congress, the rules and regulations of federal regulatory agencies or laws and rules adopted by the various local governing authorities of the State of Texas. Except as disclosed in Schedule 4.13 hereto, the System is in material compliance with the provisions of the FCC Licenses.

                 4.14 FCC and Franchise Reports. During the period the Seller owned the System, Seller has filed or caused to be filed all material reports and statements required to be filed with the FCC and franchising authorities with respect to the System, and such reports are accurate and complete in all material respects, and, except as disclosed in Schedule 4.14 hereto, all tests required by the regulations of the FCC to be conducted, have been conducted at the times and places so required, and the records pertaining thereto, all of which have been retained as required by law, accurately and completely reflect, in all material respects, the results of such tests. During the period the Seller owned the System, the Seller has filed all material notices and reports required to be filed with the United States Copyright Office with respect to the System, and such reports are accurate and complete in all material respects and all fees required to be paid with respect to the System under the terms of the United States Copyright Revision Act of 1976 have been properly computed and paid by Seller, in all material respects. All required certificates, permits and clearances from governmental agencies with respect to all of Seller's towers, microwave transmitters, earth stations, business radios, CARS licenses, if any, and frequencies carried by the System have been obtained, except where the failure to obtain such certificates, permits and clearances would not have a material adverse effect on the financial condition or business operations of the System.

                 4.15 Employees. Except as disclosed in Schedule 4.15 hereto, Seller has complied with all applicable employment and labor laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, except where the failure to comply would not have a material adverse effect on the financial condition or business operations of the System. Except as disclosed in Schedule 4.15 hereto, Seller has no pension, retirement, or deferred compensation plans or policies for the benefit of its employees. Except as disclosed in Schedule 4.15 hereto, there are no written contracts of employment between Seller and any employees. Except as set forth on Schedule
4.15 hereto, there are no employee claims against Seller, which claims individually or in the aggregate would have a material adverse effect on the financial condition or business operations of the System.

                 4.16 Financial Statements. Seller has delivered to Buyer its unaudited balance sheet at December 31, 1994 and February 28, 1995 and the related statement of operations and cash flows for the year or two month period then ended, as the case may be (the "Financial Statements"). The Financial Statements have been prepared in conformity with GAAP consistently applied (except in the case of the interim Financial Statements, for normal year-end adjustments and the absence of notes). Total revenues as reported on the unaudited statement of operations for the year ended December 31, 1994, are complete and correct in all material respects.

                 4.17 Changes in Condition. Since December 31, 1994, (i) there has been no material adverse change in the Assets or the financial condition or operations of the System; (ii) the Assets and the financial condition and operations of the System have not been materially and adversely affected as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or public force or otherwise; and (iii) Seller has not made any sale, assignment, lease or other transfer of any of Seller's properties other than in the normal and usual course of business.

                 4.18 Brokerage Fees. No person or other entity acting on behalf of Seller is entitled to any brokerage or finder's fee or commission in connection with this Agreement other than Waller Capital Corporation, who has been employed by Seller and whose fees Seller has agreed to pay.

                 4.19     Environmental.

                          (a) To Seller's knowledge, none of the Real Property is the subject of any "Superfund" evaluation or investigation, or any other investigation or proceeding of any governmental authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances (hereinafter defined) on or in connection with the Real Estate.

                          (b)     To Seller's knowledge, except as described on
         Exhibit 4.19, no surface impoundments or underground storage tanks are located in or on the Real Estate.

                          (c) Seller has received no notice of, and has no actual knowledge of, the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances on the Real Estate, which could reasonably be expected to prevent compliance by Seller or the Real Estate with, or result in losses under, applicable legal requirements.

                          (d) "Hazardous Substances" has the meaning given in the Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Sections 9601et seq.) ("CERCLA") as amended, and rules and regulations promulgated thereunder.

                 4.20 Franchise and Pole Attachment Fees. The current rates for all franchise fees payable with respect to the Franchises and for all pole attachment or conduit fees and the number of poles or conduits covered by each of Seller's pole attachment and conduit agreements are disclosed in
Schedule 4.20. Seller has paid all "make ready" or other related charges required under its pole attachment and conduit agreements for which it has received an invoice. Except as disclosed in Schedule 4.20, Seller has not been notified by any governmental authority or third party regarding any adjustment to the amount of franchise fees, pole attachment or conduit fees paid by Seller to such governmental authority or third party.

                 4.21 Intangibles. Seller neither uses nor holds any copyrights, trademarks, trade names, service marks, service names, logos, licenses, permits or other similar intangible property rights and interests in the operations of the System that do not incorporate the name "Marcus" or variations thereof. In the operation of the System, Seller is not aware that it is infringing upon or otherwise acting adversely to any such intangible property rights and interests owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto.

                 4.22 Accounts Receivable. Seller's accounts receivable as reflected on the Financial Statements are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the Financial Statements which resulted from the regular course of the Seller's business.


                                   ARTICLE V
                    Representations and Warranties of Buyer

                 Buyer represents and warrants to Seller as follows:

                 5.1 Due Incorporation. Buyer is a corporation duly organized and validly existing under the laws of the State of Texas and has the corporate power and authority to conduct its business as heretofore conducted and to own or hold under lease its properties and assets. Buyer is duly qualified and in good standing in every jurisdiction where the character of the properties owned or leased by, or the nature of the business conducted by, Buyer makes qualification to do business as a foreign corporation necessary, except such jurisdictions where a failure to so qualify could not reasonably be expected to have a material adverse effect upon Buyer, its properties or business.

                 5.2 Authorization. Buyer has full corporate power to execute and deliver this Agreement and to perform hereunder, and the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action. No other or further corporate action by Buyer, its Board of Directors or shareholders is required in connection herewith.

                 5.3 No Breach of Statute or Contract. Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, on the part of Buyer will
(a) cause Buyer to breach any statute, ordinance or regulation of any governmental authority, domestic or foreign, or (b) conflict with or result in a material breach of any of the terms, conditions or provisions of an agreement or instrument to which Buyer is a party or by which it may be bound, or constitute a default thereunder, which breach, conflict, default or creation would have a material adverse effect on the financial condition or business operations of Buyer.

                 5.4      Third Party Consents.  Except as set forth on
Schedule 5.4, each person whose consent to the execution, delivery or performance of this Agreement by Buyer is legally or contractually required has been obtained.

                 5.5 Enforceability. This Agreement has been duly executed and delivered by Buyer, and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally or by the application of general principles of equity.

                 5.6 Claims, Litigation and Disputes. There is no claim or litigation or investigative proceeding pending, or to Buyer's knowledge, threatened against Buyer which would materially affect Buyer's ability to perform hereunder.

                 5.7 Brokerage Fees. No person or other entity acting on behalf of Buyer is entitled to any brokerage or finder's fee or commission in connection with this Agreement.

                 5.8 Buyer's Investigation. Buyer hereby acknowledges that it has conducted an investigation of the physical plant of the System which investigation included evaluation of the condition and performance of the physical plant. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges that it is accepting the Assets in their present conditions and locations and with their present operating capabilities. Buyer acknowledges that Seller makes no warranty, express or implied, as to the condition of the Assets except that Seller does represent that the Assets and System are in good working condition, normal wear and tear excepted, and except for representations and warranties of Seller set forth in Article IV hereof. Buyer has not relied upon, and Seller shall not be liable for or bound in any manner by, any express or implied verbal or written information, warranties, guarantees, promises, statements, inducements, representations or opinions pertaining to the System or the Assets, except as may be contained in this Agreement and certificates delivered hereunder.


                                   ARTICLE VI
                               Seller's Covenants

                 Except and to the extent Buyer may otherwise permit in writing, Seller covenants and agrees as follows:

                 6.1 Inspection. Between the date hereof and the Closing, Seller shall give to Buyer, its officers, agents, employees, counsel, accountants, engineers and other representatives, reasonable access to all the premises and books and records relating to the System and, to the extent permitted by law, cause Seller's employees to furnish to Buyer such information related to the System as Buyer shall from time to time reasonably request; provided, however, that any such investigation shall be conducted (a) through the Vice President - Operations of Seller, (b) during normal business hours and
(c) in such a manner as to not unreasonably to interfere with the operation of the System by Seller.

                 6.2 Conduct of Business Pending Closing. Until the Closing, Seller shall carry on its business diligently and substantially in the manner as heretofore conducted, and shall not make or initiate any unusual or novel methods of purchase, sale, management, accounting, construction or operation, or make any adjustments in the pricing of its services not consistent with Seller's past business practices. Seller shall use its best efforts to preserve its business, to preserve its present business organization and to preserve the System's existing business relationships with its Customers, suppliers, governmental authorities, employees and others having business relations with Seller. Without limiting the scope of the foregoing, Seller shall:

                          (a) Use, preserve and maintain the Assets on a basis consistent with past practice and keep the Assets and System in good working condition;

                          (b) Maintain adequate insurance covering the Assets and System in effect as of the date hereof;

                          (c) Pay all debts and obligations incurred by it in the operation of its businesses in the ordinary course of business consistent with past practice;

                          (d) Not commit any act or omit to do any act, nor permit any act or omission to act, which may cause a material breach of any of the Assumed Contracts;

                          (e) Maintain its books, accounts and records in the usual manner and on a basis consistent with past practice;

                          (f) Not enter into any agreement or agreements for the sale of any of the Assets except for sales of Equipment provided any item of Equipment sold is replaced with an item of Equipment of like value and quality unless such item of Equipment is no longer necessary for the operation of the System;

                          (g) Not decrease any of its Customer rates or conduct any sales or marketing programs other than marketing programs consistent with past practices; provided, however, that this Agreement shall not preclude Seller from (i) seeking usual and ordinary rate increases or (ii) decreasing rates in accordance with applicable laws, rules and regulations;

                          (h) Bill Customers on a basis consistent with past practices, sending out bills in the normal monthly routine;

                          (i) Operate the System in material compliance with all applicable legal requirements;

                          (j) Promptly deliver to Buyer copies of any reports with respect to the operation of the System regularly prepared by Seller for management at any time from the date hereof until Closing;

                          (k) Promptly inform Buyer in writing of any adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the System. Notwithstanding the disclosure to Buyer of any such material adverse change, Seller shall not be relieved of any liability for, nor shall the providing of such information by Seller to Buyer, except at Closing, be deemed a waiver by Buyer of, the breach of any representation or warranty of Seller contained in this Agreement; and

                          (l) Not solicit or participate in negotiations (and Seller shall use its best efforts to prevent any affiliate, partner, director, officer, employee or other representative or agent of Seller from negotiating with, soliciting or participating in negotiations) with any third party with respect to the sale of the Assets or the System or any transaction inconsistent with those contemplated hereby;

                 6.3 HSR Act. Seller agrees to make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated hereby within 15 days after the date of execution of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Seller will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals or consents or the termination of any waiting periods. Seller will reimburse Buyer for one-half of the filing fee paid by Buyer upon filing by Buyer of Buyer's Notification and Report Form pursuant to the HSR Act, within five business days of the date Buyer makes such filing.

                 6.4 Third Party Consents. Seller shall give all notices to governmental authorities and other third parties required to be given by it under the Assumed Contracts or otherwise in connection with the transactions contemplated hereby. In order to facilitate the orderly assignment and transfer of all rights, privileges and Franchises necessary to own and operate the System, and to facilitate the securing of all required and necessary approvals by the franchising authorities or any other governmental authority, Seller shall proceed promptly after the execution of this Agreement, to prepare, file and prosecute each request and application therefor together with such information as may be necessary and appropriate to affect such approvals. In obtaining such approvals, Seller may agree to commercially reasonable non-material changes to such Franchises. Nothing herein shall require the expenditure or payment of any monies (other than in respect of normal and usual filing fees) or the giving of any other consideration by Seller in order to obtain any of such approvals.

                 6.5 Further Assurances. Seller will at any time after the Closing, at the reasonable request of Buyer, execute any and all such further assurances as Buyer may reasonably request in order to carry out the transactions contemplated hereunder.

                 6.6 Confidentiality. Seller acknowledges that Buyer would be irreparably damaged if confidential information concerning the business and affairs of Buyer were disclosed to or utilized on behalf of any person not a party to this Agreement. Seller covenants and agrees that it will not, at any time directly or indirectly, except in connection with the transactions contemplated hereby or to the extent required by law, make use of or divulge, or permit any of its agents or employees to make use of or divulge, nonpublic information concerning the business, financial or other affairs of, or any of the methods of doing business used by Buyer.

                 6.7 Reasonable Best Efforts. Seller will use its reasonable best efforts to cause the Closing contemplated hereby to occur, including, without limitation, its reasonable best efforts to cause all required third party consents for transfer of the Assets to be obtained.

                 6.8 Title Insurance. Seller will reasonably cooperate with Buyer if Buyer elects to obtain title insurance policies on parcels of Real Property, it being understood that Buyer shall have the sole responsibility for obtaining and paying for such policies. The parties agree that the obtaining of title insurance shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereunder.

                 6.9      Employee Benefit Matters.

                          (a) Seller shall provide "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored, maintained or contributed to by Seller and who has experienced a "qualifying event" or is receiving such "continuation coverage" on or prior to the Closing Date. Continuation coverage, qualified beneficiary, qualifying event and group health plan shall have the meanings given such terms under Section 4980B of the Code and
         Section 601 et seq. of ERISA.

                          (b) Seller acknowledges that, except as set forth in Section 7.5 hereof, this Agreement is not intended to require that Buyer have any obligation to employ any of Seller's current or prior employees and that the Agreement contemplates that Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any current or prior employee, including wages, salaries, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments on account of termination prior to Closing by Seller but not including any hiring or termination acts or decisions by Buyer, and shall indemnify Buyer and hold Buyer harmless from any losses thereunder.

                 6.10 Audited Financial Statements. To the extent that Buyer or its parent is required to file with the Securities and Exchange Commission a Current Report on Form 8-K, an Annual Report on Form 10-K or a registration statement containing audited balance sheets for the System for either of the two most recent fiscal years and audited statements of income and changes in financial position for any of the three most recent fiscal years, prior to and following the Closing, Seller agrees to provide Buyer's employees and auditors access during normal business hours to Seller's financial and accounting records. Sellers shall instruct KPMG Peat Marwick, at Buyer's expense, to fully cooperate with Buyer in order to allow Buyer to develop the financial information required by Buyer.

                                  ARTICLE VII
                               Covenants of Buyer

                 Except and to the extent Seller may otherwise permit in writing, Buyer covenants and agrees as follows:

                 7.1 Third Party Consents. Buyer shall give all notices to governmental authorities and other third parties required to be given by it in connection with the transactions contemplated hereby. In order to facilitate the orderly assignment and transfer of all rights, privileges and Franchises necessary to own and operate the System, and to facilitate the securing of all required and necessary approvals by franchising authorities or any other governmental entity or authority, Buyer shall cooperate with Seller, and shall provide Seller with such information and complete such application forms as may reasonably be requested by Seller to prepare, file and prosecute each request and application therefor. Buyer shall attend such meetings as Seller may reasonably request in connection with obtaining third party consents, and Buyer shall provide such financial information as third parties may reasonably request in connection with the review of transfer requests. Buyer acknowledges that it may need to enter into direct agreements with franchising authorities or other governmental entities or authorities.

                 7.2 HSR Act. Buyer agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 15 days after the date of execution of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Buyer will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals or consents or the termination of any waiting periods.

                 7.3 Discharge of Assumed Liabilities. Buyer shall pay, perform and discharge the Assumed Liabilities as they become due, including, without limitation, the discharge and performance when due of each and every obligation of Seller under the Assumed Contracts.

                 7.4 Confidentiality. Buyer acknowledges that Seller would be irreparably damaged if confidential information concerning the business and affairs of Seller and its affiliates were disclosed to or utilized on behalf of any person not a party to this Agreement. Buyer covenants and agrees that it will not, at any time, directly or indirectly, except in connection with the transactions contemplated hereby or to the extent required by law, make use of or divulge, or permit any of its agents or employees to make use of or divulge, nonpublic information concerning the business, financial or other affairs of or any of the methods of doing business used by Seller or any of its affiliates.

                 7.5 Employee Matters. On the Closing Date, Buyer shall hire at least 18 of the employees of Seller (the "Retained Employees"). Buyer shall provide to Retained

Employees salary and benefits generally consistent with those that have been provided by Seller to such employees.

                 7.6 Reasonable Best Efforts. Buyer will use its reasonable best efforts to cause the Closing contemplated hereby to occur, including, without limitation, its reasonable best efforts to cause all required third party consents for transfer of Assets to be obtained.

                 7.7 Access. Seller shall, for a period of seven years from the Closing Date, have access to, and the right to copy, at its expense, for bona fide business purposes and during usual business hours upon reasonable prior notice to Buyer, all books and records relating to the System. Buyer shall retain and preserve all such books and records for such seven year period.

                 7.8 Further Assurances. Buyer will at any time after the Closing, at the reasonable request of Seller, execute any and all such further assurances as Seller may reasonably request in order to carry out the transactions contemplated hereunder.


                                  ARTICLE VIII
                       Conditions to Seller's Obligations

                 Each and every obligation of Seller under this Agreement shall be subject to the fulfillment, prior to or at Closing, of each of the following conditions unless waived by Seller in writing:

                 8.1 Buyer's Representations and Warranties. Each representation and warranty made by Buyer in Article VI hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though each such representation or warranty had been made or given on and as of the Closing Date.

                 8.2 Buyer's Covenants. Buyer shall have performed and complied with all of the covenants set forth in Article VII hereto which are to be performed by it before or as of the Closing Date.

                 8.3 Consents. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated hereby shall have expired or shall have been terminated, and no action shall have been instituted by any governmental authority with jurisdiction over the enforcement of antitrust laws challenging or seeking to enjoin the consummation of the transactions contemplated under this Agreement which such action shall not have been withdrawn or terminated.

                 8.4 Buyer's Deliveries. Buyer shall have delivered the documents referred to in Article XII hereof.

                                   ARTICLE IX
                       Conditions to Buyer's Obligations

                 Each and every obligation of Buyer under this Agreement shall be subject to the fulfillment, prior to or at Closing, of each of the following conditions unless waived by Buyer in writing:

                 9.1      Consents.

                          (a) Seller shall, with the reasonable cooperation of Buyer, have obtained all consents necessary to effect valid assignment of all instruments necessary for operation of each Franchise within its respective jurisdiction and the appropriate authorities shall have issued all instruments necessary for the operation of the Franchise by Buyer; provided, however, that if Seller has obtained (i) consents to assign Franchises covering a number of Basic Customers (as hereinafter defined) equal to or greater than 90% of the total number of Basic Customers served by the System (ii) consents to the transfer of the FCC CARS Licenses and (iii) consents to the assignment of Assumed Contracts designated on Schedule 4.10 as "material", this condition shall be deemed to have been met. "Basic Customer" means any Customer who is not, as of the Closing Date, more than 60 days delinquent in payment for Seller's cable television service, and who has made payment (including payment upon installation) for at least one regular month of basic cable television service at Seller's then current Customer rates. "Customer" means any person who is paying Seller for cable television services delivered by means of the System.

                          (b) Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated hereby shall have expired or shall have been terminated, and no action shall have been instituted by any governmental authority with jurisdiction over the enforcement of antitrust laws challenging or seeking to enjoin the consummation of the transactions contemplated under this Agreement which such action shall not have been withdrawn or terminated.

                 9.2 Seller's Representations and Warranties. Each representation and warranty made by Seller in Article IV hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though each such representation and warranty had been made or given on and as of the Closing Date.

                 9.3      Seller's Covenants.  Except as provided in Section
9.1 hereof, Seller shall have performed and complied with all of the covenants set forth in Article VI hereof which are to be performed by it before or as of the Closing Date.

                 9.4 Material Adverse Change. No material adverse change in the financial condition or operations of the System shall have occurred since the date hereof.

                 9.5 Seller's Deliveries. Seller shall have delivered the documents referred to in Article XI hereof.


                                   ARTICLE X
                            Closing and Termination

                 10.1 Closing. The closing (the "Closing") of the purchase and sale of the Assets under this Agreement shall take place on such date on or after June 1, 1995 and on or before November 1, 1995, as Seller may designate by written notice to Buyer at least ten days prior to the date of such Closing. The Closing will take place at the offices of Baker & Botts, L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m. Dallas, Texas time on such date. The date on which the Closing occurs is referred to herein as the "Closing Date." Seller and Buyer shall meet on the date preceding the Closing Date at the offices of Baker & Botts, L.L.P. to conduct a pre-Closing at which all deliveries to be made at Closing will be reviewed by the parties and placed in escrow. At 11:59 p.m. on the date preceding the Closing Date, Seller shall terminate its operation of the System. At 12:01 a.m. on the Closing Date, Buyer shall commence operation of the System. At 10:00 a.m. on the Closing Date, all instruments and payments held in escrow shall be distributed and disbursed to Seller and Buyer, and the Closing shall be consummated.

                 10.2 Termination. This Agreement (and the transactions contemplated hereby) may not be terminated except as follows:

                          (a) Upon the mutual written consent of Seller and Buyer;

                          (b) By Seller, if any of the conditions to Seller's obligations set forth in Article VIII hereof have not been satisfied before or at Closing;

                          (c) By Buyer, if any of the conditions to Buyer's obligations set forth in Article IX hereof have not been satisfied before or at Closing;

                          (d) By either party, if the Closing has not occurred on or before November 1, 1995.

                          (e) By Buyer, within three business days after April 24, 1995, if Seller has not delivered a statement of revenues of the System for the month of February 1995, audited by KPMG Peat Marwick, which reflects revenues of at least $932,119.

                          (f) By Buyer, within three business days after April 24, 1995, if Seller has not delivered a letter from the City of Andrews which indicates that the City of Andrews will continue in good faith with Buyer the informal renewal discussions that currently are underway with Seller.

                                   ARTICLE XI
                         Seller's Deliveries at Closing

         At Closing, Seller shall deliver the following to Buyer:

                 11.1 Instruments of Conveyance. Such deeds, bills of sale, assignment and assumption agreements and other instruments of transfer, all dated the Closing Date, as shall be necessary to effectively vest in Buyer good and marketable title in and to the Assets in form, content and substance reasonably satisfactory to Buyer's counsel.

                 11.2 Bring Down Certificate. A bring-down certificate executed by Seller to the effect that each representation and warranty made by Seller in Article IV hereof is true and correct in all material respects on and as of the Closing Date with the same effect as though each such representation or warranty had been made or given on and as of such date, that Seller has performed and complied with all of its covenants set forth in Article VI hereof which are to be performed or complied with before or as of the Closing Date, and that all of the conditions to Buyer's obligations set forth in Article IX hereof have been satisfied on or before the Closing Date.

                 11.3 Secretary's Certificate. A certificate executed on behalf of Seller by the Secretary of Seller's ultimate general partner authenticating Seller's partnership agreement, certifying as to the incumbency, and authenticating the signatures of, those persons executing this Agreement and certificates delivered hereunder on behalf of Seller, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Seller's execution, delivery and performance of this Agreement.

                 11.4 Opinion of Counsel. An opinion of Baker & Botts, L.L.P., substantially in the form of Exhibit B hereto.

                 11.5     Opinion of FCC Counsel.  The opinion of
communications counsel to Seller, substantially in the form of Exhibit C hereto.

                 11.6 Approvals and Consents. Evidence that Seller has obtained all material approvals and consents required in connection with the transfer of the Assets and the assignment of the Assumed Contracts pursuant to
Section 9.1 hereof.


                                  ARTICLE XII
                         Buyer's Deliveries at Closing

                 At Closing, Buyer shall deliver the following to Seller:





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
                 12.1 Purchase Price. Payment of the Purchase Price as set forth in Section 3.1 hereof and adjusted pursuant to Section 3.2 hereof.

                 12.2 Assignment and Assumption Agreements. Such Assignment and Assumption Agreements, all dated the Closing Date, as shall be necessary to effectively assume Seller's liabilities and obligations pursuant to Article II hereof.

                 12.3 Bring Down Certificate. A bring down Certificate executed on behalf of Buyer by Buyer's President to the effect that each representation and warranty made by Buyer in Article V hereof is true and correct in all material respects on and as of the Closing Date with the same effect as though each such representation or warranty had been made or given on and as of such date, that Buyer has performed and complied with all of its covenants set forth in Article VII hereof which are to be performed or complied with before or as of the Closing Date, and that all of the conditions to Seller's obligations set forth in Article VIII hereof have been satisfied on or before the Closing Date.

                 12.4 Secretary's Certificate. A certificate executed on behalf of Buyer by Buyer's Secretary authenticating Buyer's charter and bylaws, certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of Buyer, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Buyer's execution, delivery and performance of this Agreement.

                 12.5 Opinion of Counsel. An opinion of Jackson & Walker, L.L.P., substantially in the form of Exhibit C hereto.


                                  ARTICLE XIII
                              Retained Franchises

                 13.1 Retained Franchises. Notwithstanding anything to the contrary herein, after satisfaction or waiver (by the party for whose benefit the condition is imposed) of the conditions precedent to Sellers' obligation to close as set forth in Article VIII hereof, and to Buyer's obligation to close as set forth in Article IX hereof, it is understood and agreed as follows:

                          (a) Those Franchises (including all Assets used or useful in connection therewith, but excluding all headends and business offices which are also used in connection with the operations of other Franchises which are being transferred to Buyer) with respect to which a required consent shall not have been obtained (the "Retained Franchises") shall be retained by Seller, and, subject to the terms and conditions provided for herein, shall be subsequently sold by Seller and purchased by Buyer in accordance with the terms of this Article XIII.

                          (b) Those Franchises (including all Assets used or useful in connection therewith, including all headends and business offices used in connection with the operations of such Franchises) with respect to which all required consents shall have been obtained shall be sold by Seller and purchased by Buyer at the Closing on the terms and conditions provided for herein.

                          (c) At the Closing, Buyer shall pay to Seller a portion of the Purchase Price to be determined by multiplying the Purchase Price by a fraction, (i) the numerator of which shall be the aggregate number of Basic Customers served by all of the Franchises except for the Retained Franchises as of the Closing Date and (ii) the denominator of which shall be the number of Basic Customers served by all of the Franchises (including the Retained Franchises) as of the Closing Date. The product resulting therefrom shall be the Purchase Price paid at Closing. No adjustments shall be made pursuant to
         Section 3.2 hereof to the extent such adjustments are attributable to a Retained Franchise, and provided further, that adjustments pursuant to Section 3.2 hereof shall be made with respect to any Retained Franchise only as an adjustment to the Purchase Price to be paid at the actual time of transfer of such Retained Franchise.

                          (d) At the Closing, with respect to the Retained Franchises, Buyer shall deliver to NationsBank Texas, N.A. (the "Retained Franchises Escrow Agent") by wire transfer of immediately available federal funds, an amount (the "Retained Franchises Escrow Amount") equal to the difference between (i) the Purchase Price and
         (ii) the portion of the Purchase Price to be paid at Closing, to be held in escrow (the "Retained Franchises Escrow") pursuant to the terms of an escrow agreement in the form of Exhibit E hereto (the "Retained Franchises Escrow Agreement"). Upon any Retained Franchises Transfer (as hereinafter defined), the Escrow Agent shall pay to Seller an amount determined by multiplying (i) the Retained Franchises Escrow Amount by (ii) a fraction (A) the numerator of which shall be the aggregate number of Basic Customers as of the Closing Date of the Retained Franchise which is to be purchased and sold pursuant to such Retained Franchises Transfer and (B) the denominator of which shall be the number of Basic Customers as of the Closing Date of all of the Retained Franchises. All interest earned on the Retained Franchises Escrow Amount shall be paid to Seller.

                          (e) For a period of 12 months after the Closing, Buyer and Seller shall cooperate fully in obtaining any required consents which have not been obtained. After the Closing, as required consents are received, Seller shall give to Buyer notice of the actual time of transfer of such Retained Franchise (a "Retained Franchises Transfer") with respect to those Retained Franchises for which such required consents relate, which Retained Franchises Transfer shall be on a date within ten days after receipt of such notice from Seller, and the parties hereto shall take all steps necessary or appropriate on their respective parts to proceed with such Retained Franchises Transfer on the terms and conditions provided for herein. At the end of the 12-month period after the Closing (i) Buyer shall have no further obligation hereunder to purchase any Retained Franchises that were not purchased by Buyer at or prior to such time; (ii) Sellers shall have no obligation to sell any Retained Franchises that were not purchased by Buyer at or prior to such time; (iii) Buyer shall be entitled to all of the funds remaining in the Retained Franchises Escrow (other than interest earned on the Retained Franchises Escrow Amount which shall be paid to Seller) and, subject to the terms of the Retained Franchises Management Agreement (as hereafter defined), to reimbursement for all capital expenditures made by Buyer with respect to any Retained Franchises not purchased by Buyer at or prior to such time; and (iv) Seller shall retain any Retained Franchises not previously transferred to Buyer.

                          (f) Concurrent with the Closing hereunder, Buyer and the applicable Seller shall enter into a management agreement (the "Retained Franchises Management Agreement") with respect to the Retained Franchises, which Retained Franchises Management Agreement shall be substantially in the form ofExhibit F hereto. Buyer shall continue to manage such Retained Franchises pursuant to the Retained Franchises Management Agreement until the earlier of the last Retained Franchises Transfer or 12 months after the Closing.

                          (g) It is understood and agreed that if a headend and/or business office serves both certain Franchises which are being sold at a given time and certain Retained Franchises, the Assets related to such headend and/or business office shall be conveyed to Buyer at the time such Assets are first purchased by Buyer; provided that Buyer shall be required to provide signal services to Seller after the expiration of the 12-month management period pursuant to a mutually agreeable Signal Agreement having the parameters set forth in Exhibit G hereto.

                          (h) The following provisions shall apply to any Retained Franchises Transfer under this Agreement:

                                  (i)      The conditions precedent set forth
                 in Articles VIII and IX also shall apply at each Retained Franchises Transfer.

                                  (ii)     Certificates and other documents
                 contemplated by this Agreement shall be delivered in the form and substance provided for in this Agreement, modified as necessary or appropriate to reflect the provisions of this
                 Article XIII and to relate only to the Franchises being transferred at a given time.

                          (i) The parties intend that legal and beneficial ownership of any Retained Franchises shall remain with Seller and shall not be transferred to Buyer until the applicable Retained Franchises Transfer of such Retained Franchises, which shall take place only if and when all conditions precedent thereto shall have occurred, including Sellers' receipt of all required consents to the transfer of the Retained Franchises. All pre-Closing covenants herein regarding a Retained Franchises shall continue in full force and effect until the time of the applicable Retained Franchises Transfer.


                                  ARTICLE XIV
                                Indemnification

                 14.1 Survival of Representations and Warranties. The representations and warranties of each party contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be continuing and shall survive the Closing and any investigations heretofore or hereafter made by any party or its representatives for a period of six months.

                 14.2 Indemnification by Seller. Seller shall indemnify and hold Buyer, its directors, officers, shareholders and agents harmless from and against any loss, cost, expense or other damages suffered by Buyer, its directors, officers, shareholders and agents resulting from, arising out of, or incurred with respect to: (a) the operation of the System prior to the Closing Date, except to the extent such loss, cost, expense or other damage is specifically assumed by Buyer hereunder; (b) any violation of the Workers' Adjustment and Retraining Notification Act of 1989 ("WARN Act") relating to the System occurring prior to the Closing; (c) the falsity or breach of any representation or warranty made by Seller herein or any certificate delivered pursuant hereto; or (d) the failure by Seller to comply with any covenant of Seller set forth herein or in any instrument or certificate delivered hereunder, provided that any covenant of Seller to be performed or fulfilled on or before the Closing Date shall be deemed to have been performed or fulfilled unless Buyer shall make a written claim of nonperformance or nonfulfillment as of the Closing Date. Seller's indemnity obligation to Buyer under this Section
14.2 above shall be Buyer's sole remedy against Seller with respect to such matters and shall be subject to the following limitation: (x) Seller shall not be obligated to indemnify Buyer with respect to indemnification claims made by Buyer under such clause until such time as the aggregate amount of all such claims exceeds the sum of $250,000; and (y) if the aggregate amount of all such claims exceeds the sum of $250,000, the maximum aggregate amount of Seller's indemnity obligation to Buyer under such clause with respect to such claims shall be limited to the aggregate amount of such claims in excess of $250,000, provided that in no event shall the maximum amount of Seller's indemnity obligation to Buyer under such clause with respect to such claims exceed the sum of $5,000,000.

                 14.3 Indemnification by Buyer. Buyer shall indemnify and hold Seller, its directors, officers, shareholders and agents harmless from and against any loss, cost, expense or other damages suffered by Seller, its directors, officers, shareholders and agents resulting from, arising out of, or incurred with respect to: (a) the operation of the System on or after the Closing Date; (b) any violation of the WARN Act relating to the System occurring from and after the Closing; (c) the falsity or breach of any representation or warranty made by Buyer herein or in any certificate delivered pursuant hereto; or (d) the failure by Buyer to comply with any covenant of Buyer set forth herein or in any certificate delivered hereunder, provided that any covenant of Buyer to be performed or fulfilled on or before the Closing Date shall be deemed to have been performed or fulfilled unless Seller shall make a written claim of nonperformance or nonfulfillment as of the Closing Date.

                 14.4 Defense of Claims. If any third party shall assert any claim against Seller, Buyer or their respective directors, officers, shareholders, partners or agents, which, if successful, would entitle the latter to indemnification under this Article XIV, the latter (the "Indemnified Party") shall give notice of such claim to the party from whom it intends to seek indemnification (the "Indemnifying Party") and the Indemnifying Party shall have the right to assume the defense of such claim at its expense. If the Indemnifying Party does assume such defense, it shall indemnify and hold the Indemnified Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement or judgment of such claim. In addition, the Indemnified Party shall have the right to participate in the defense of such claim at its expense, in which case (i) the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim; and (ii) the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Indemnified Party. If the Indemnifying Party does not assume the defense of any such claim, the Indemnified Party may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate and shall be indemnified by the Indemnifying Party for the amount of any judgment or settlement and for all losses or expenses, including attorneys' fees, incurred by the Indemnified Party in connection with the defense or settlement of such claim. The Indemnified Party shall have the right to employ its own counsel (but only one firm for all Indemnified Parties) in any such claim and have the fees and expenses of such counsel paid by the Indemnifying Party if the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party).

                 14.5 Tax Effect. If any Indemnified Party shall be entitled to indemnification hereunder as a result of any loss, cost, expense or other damage for which indemnification may be claimed under this Article XIV, the determination of the amount of indemnification to which such Indemnified Party is entitled as a result of such loss, cost, expense or other damage shall take into account any benefit, including any tax benefit, derived by the Indemnified Party and arising out of the facts or circumstances which resulted in such loss, cost, expense or other damage.


                                   ARTICLE XV
                                 Miscellaneous

                 15.1 Expenses. Except as otherwise expressly provided for in this Section 15.1 or elsewhere in this Agreement, each party hereto shall pay its own expenses and costs relating to the negotiation, execution and performance of this Agreement. Seller and Buyer shall each





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
bear all of its own costs and expenses incurred in securing the appropriate governmental approvals to the assignment of the Assumed Contracts.

                 15.2 Governing Law; Forum. This Agreement shall be construed and interpreted according the laws of the State of Texas without reference to the rules of conflicts of law.

                 15.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or telecopied, or five days after mailed, certified or registered mail, with postage prepaid addressed as follows (or to such other person or address as the party to receive such notice may have designated from time to time by notice in writing pursuant hereto):

                 If to Seller:

                          Marcus Cable of San Angelo, L.P.
                          2911 Turtle Creek Blvd., Suite 1300
                          Dallas, Texas  75219
                          Attention:  President

                 With copies (which shall not constitute effective notice) to:

                          Marcus Cable of San Angelo, L.P.
                          2911 Turtle Creek Blvd., Suite 1300
                          Dallas, Texas  75219
                          Attention:  General Counsel


                          Baker & Botts, L.L.P.
                          2001 Ross Avenue
                          Dallas, Texas  75201
                          Attention:  Michael A. Saslaw

                 If to Buyer:

                          Teleservice Corporation of America
                          3015 SSE Loop 323
                          Tyler, Texas 75701
                          Attention:  Robert M. Rogers

                 With a copy (which shall not constitute effective notice) to:

                          Jackson & Walker, L.L.P.
                          901 Main Street
                          Suite 6000
                          Dallas, Texas 75202
                          Attention:  James S. Ryan, III

                 15.4 Non-Competition Agreement. At Closing, Buyer and Seller shall each execute and deliver a Non-Competition Agreement in the form of Exhibit H hereto.

                 15.5 Definition of Agreement. Unless the context clearly otherwise requires, as used herein, the term "Agreement" means this Agreement and the Schedules and Exhibits hereto. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Paragraph or other subdivision.

                 15.6 Headings, Gender, Person. The headings to Articles and Sections of this Agreement are for reference only and shall not be used in construing the provisions hereof or otherwise affect the meaning hereof. The use of the neuter pronoun "it" shall also refer to as appropriate to the masculine and/or feminine gender. The use of the singular herein shall, where appropriate, be deemed to include the plural and vice versa. As used herein, the word "person" refers to any individual, corporation, partnership, trust, governmental body or authority or other organization or entity.

                 15.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall constitute but one and the same agreement and shall become binding upon the parties when each party hereto has executed one or more counterparts.

                 15.8 Entire Agreement. This Agreement embodies the entire agreement and understanding between Seller and Buyer and supersedes all prior agreements and understandings related to the subject matter hereof. There are no representations, warranties, covenants, promises or agreements on the part of either party to the other hereto which are not explicitly set forth herein.

                 15.9 Modifications. Any modification, amendment or waiver of or with respect to any provision of this Agreement or any agreement, instrument or document delivered pursuant hereto shall not be effective unless it shall be in writing and signed by Seller and Buyer and shall designate specifically the terms and provisions so modified.

                 15.10 Assignment and Binding Effect. Neither party may assign this Agreement or any interest herein without the prior written consent of the other party hereto and any purported assignment without such consent shall be void. Subject to the foregoing, this

Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

                 15.11 Schedules. Any matter disclosed on any one Schedule hereto shall be deemed to be disclosed on all other Schedules hereto.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                             MARCUS CABLE OF SAN ANGELO, L.P.

                             By:   Marcus Cable Operating Company, L.P.,
                                   its general partner
                             By:   Marcus Cable Company, L.P., its general
                                   partner
                             By: Marcus Cable Properties, L.P., its general partner
                             By: Marcus Cable Properties, Inc., its general partner



                                   By:_______________________________________
                                      Name:__________________________________
                                      Title:_________________________________


                             BUYER:

                             TELESERVICE CORPORATION OF
                             AMERICA


                             By:_____________________________________________
                                Name:________________________________________
                                Title:_______________________________________